Exhibit 99.1

Encompass Health Contacts:
Media: Hillary Carnel, 205 767-9654, hillary.carnel@encompasshealth.com
Investor Relations: Crissy Carlisle, 205 970-5860, crissy.carlisle@encompasshealth.com
Encompass Health announces definitive agreement to acquire Camellia Healthcare

Adds new geographic markets to home health and hospice segment

BIRMINGHAM, Ala. and DALLAS, March 15, 2018 - Encompass Health Corp. (NYSE: EHC), a national leader in post-acute care, today announced it has entered into a definitive agreement to acquire privately-owned Camellia Healthcare and affiliated entities. Camellia Healthcare operates a portfolio of home health, hospice and private duty locations in Mississippi, Alabama, Louisiana and Tennessee and generated revenues of approximately $78 million in 2017. The transaction is expected to close in the second quarter of 2018, subject to regulatory approval. Encompass Health expects to fund the transaction with cash on hand and borrowings under its revolving credit facility.

The Camellia Healthcare acquisition enables Encompass Health to leverage its home health and hospice operating platform across key certificate of need states and to strengthen its geographic presence in the Southeastern United States. Upon completion of this transaction, Encompass Health, the fourth largest provider of Medicare-certified skilled services in the country, expects to become one of the top 25 largest hospice providers in the country as its hospice service line continues to exhibit strong growth.

“Camellia Healthcare is a widely known and respected name in the homecare industry. We could not be more proud to have the Payne family choose Encompass Health to continue the legacy of high-quality patient care in the communities Camellia Healthcare serves,” said April Anthony, chief executive officer of Encompass Health’s home health and hospice business. “We welcome the Camellia Healthcare employees to the Encompass Health team.”

The closing of the transaction is subject to certain customary closing conditions and regulatory approvals.

About Camellia Healthcare
Camellia Healthcare, founded in 1974 by W.A. Payne and currently led by CEO Abb Payne, is an award-winning, Medicare certified, state licensed provider of home health care, hospice and private duty services. Founded and headquartered in Hattiesburg, Mississippi, Camellia Healthcare includes 14 home health, 18 hospice and two private duty locations and employs around 1,100 professionals providing a broad range of post-acute care services across hundreds of counties in Mississippi, Alabama, Louisiana and Tennessee. For more information, please visit www.camellia.com.

About Encompass Health
As a national leader in post-acute care, Encompass Health (NYSE: EHC) offers both facility-based and home-based patient care through its network of inpatient rehabilitation hospitals, home health agencies and hospice agencies. With a national footprint that spans 127 hospitals and 237 home health & hospice locations in 36 states and Puerto Rico, the Company is committed to delivering high-quality, cost-effective care across the post-acute continuum. Driven by a set of shared values, Encompass Health is the result of the union between HealthSouth Corporation and Encompass Home Health & Hospice, and is ranked as one of Fortune’s 100 Best Companies to Work For, as well as Modern Healthcare’s Best Places to Work. For more information, visit encompasshealth.com, or follow us on Twitter and Facebook.

FORWARD-LOOKING STATEMENTS
Statements contained in this press release, such as the impact and effects of the Camellia Healthcare acquisition, are forward-looking statements. In addition, Encompass Health, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and Encompass Health undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information, involve a number of risks and uncertainties, and relate to, among other things, future events, Encompass Health’s business strategy, its financial plans, its future financial performance, its projected business results or model, its ability to return value to shareholders, its projected capital expenditures, its future tax benefits, or its acquisition activities and opportunities. Actual events or results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual events or results to differ materially from those estimated by Encompass Health, and in turn affect the value of Encompass Health’s securities, include, but are not limited to, the regulatory review and approval process for the acquisition, the satisfaction of other closing conditions; the accuracy of the representations made by Camellia Healthcare in connection with the acquisition; any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that have been or may be brought by or against Encompass Health, including those related to issues at acquired companies and litigation brought to prevent the closing of the acquisition; the possibility the acquisition will experience other unexpected delays; any adverse effects on the Company’s stock price resulting from the announcement, closing or the integration of any acquisition; its pending DOJ and HHS-OIG investigations, as well as those related to yet undiscovered issues, if any, at Camellia Healthcare; the ability to ultimately realize any anticipated tax benefits; the ability to successfully integrate Camellia Healthcare consistent with Encompass Health’s growth strategy, including realizing of anticipated revenues and cost savings, minimizing the negative impacts on margins arising from the changes in staffing and other operating practices, and avoiding of unforeseen exposure to liabilities; changes in Encompass Health’s management team; changes in the regulation of the healthcare industry broadly or in the home health and hospice segment specifically at either or both of the federal and state levels; competitive pressures in the healthcare industry broadly or in the home health and hospice segment specifically and Encompass Health’s response thereto; the ability to maintain proper local, state and federal licensing where the acquired company does business; potential disruptions, breaches, or other incidents affecting the proper operation, availability, or security of Encompass Health’s information systems, including the unauthorized access to or theft of patient or other sensitive information as well as unforeseen issues, if any, related to integration or transition of information systems in Camellia Healthcare agencies; the ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on Encompass Health’s labor expenses from potential union activity and staffing shortages; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for services by governmental or private payors; general conditions in the economy and capital markets; and other factors which may be identified from time to time in Encompass Health’s SEC filings and other public announcements, including Encompass Health’s Form 10‑K for the year ended Dec. 31, 2017.